UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934.

                      COMMISSION FILE NUMBER:  1-13091

                      IMPAC COMMERCIAL HOLDINGS, INC.
-------------------------------------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          C/O FIC MANAGEMENT INC.
                        1301 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019
                               (212) 798-6100
-------------------------------------------------------------------------------
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
-------------------------------------------------------------------------------
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

-------------------------------------------------------------------------------
(TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                   UNDER SECTION 13(A) OR 15(D) REMAINS)


PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I) |X|                   RULE 12H-3(B)(1)(I) |X|
     RULE 12G-4(A)(1)(I) |_|                   RULE 12H-3(B)(1)(I) |_|
     RULE 12G-4(A)(2)(I) |_|                   RULE 12H-3(B)(2)(I) |_|
     RULE 12G-4(A)(2)(I) |_|                   RULE 12H-3(B)(2)(I) |_|
                                               RULE 15D-6          |X|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE: 1 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, IMPAC COMMERCIAL HOLDINGS, INC. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                          IMPAC COMMERCIAL HOLDINGS, INC.


DATE: NOVEMBER 30, 2000
                                          BY: /s/ RANDAL A. NARDONE
                                              --------------------------------
                                          NAME:   RANDAL A. NARDONE
                                          TITLE:  SECRETARY AND CHIEF OPERATING
                                                  OFFICER

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.